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                              IMC MORTGAGE COMPANY
                         OUTSIDE DIRECTORS' OPTION PLAN











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                              IMC MORTGAGE COMPANY
                         OUTSIDE DIRECTORS' OPTION PLAN

                                Table of Contents

                                                                          Page
                                                                          ----

Article I     Purpose......................................................  1

Article II    Definitions..................................................  1
      2.1     Affiliate....................................................  1
      2.2     Award........................................................  1
      2.3     Award Agreement..............................................  1
      2.4     Board........................................................  1
      2.5     Code.........................................................  1
      2.6     Fair Market Value............................................  1
      2.7     Non-Employee Director........................................  1
      2.8     Option.......................................................  1
      2.9     Participant..................................................  1
      2.10    Plan.........................................................  1
      2.11    Rule 16b-3...................................................  2
      2.12    Shares.......................................................  2
      2.13    Spread.......................................................  2


Article III   Administration...............................................  2
      3.1     Self-Governing Plan..........................................  2

Article IV    Shares.......................................................  2
      4.1     Number of Shares Available...................................  2
      4.2     Shares Subject to Terminated Awards..........................  2
      4.3     Adjustments..................................................  2
      4.4     Assumption of Industry Mortgage Company, L.P. Awards.........  3

Article V Stock Options....................................................  3
      5.1     Automatic Grant..............................................  3

Article VI  Terms Applicable to All Awards Granted Under the Plan..........  4
      6.1     Award Agreement..............................................  4
      6.2     Acceleration.................................................  4
      6.3     Limitations on Transfer of Awards............................  4
      6.4     Taxes........................................................  4
      6.5     Rights and Status of Recipients..............................  5
      6.6     Awards Not Includable for Benefit Purposes...................  5
      6.7     Share Certificates; Representation by Participants;
              Registration Requirements ...................................  5

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Article VII   Amendment and Termination....................................  5
      7.1     Amendment....................................................  5
      7.2     Termination..................................................  5

Article VIII  General Provisions...........................................  6
      8.1     Effective Date of the Plan...................................  6
      8.2     Unfunded Status of Plan......................................  6
      8.3     Miscellaneous................................................  6



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                              IMC MORTGAGE COMPANY
                         OUTSIDE DIRECTORS' OPTION PLAN

Article I Purpose

      1.1 The purpose of the IMC Mortgage Company Outside Directors' Option Plan ("Plan") is to assist IMC Mortgage Company (the "Company"), together with any successor thereto, in attracting and retaining highly competent individuals to serve as Non-Employee Directors who will contribute to the Company's success, and in motivating such persons to achieve long-term objectives which will inure to the benefit of all shareholders of the Company.

Article II Definitions

      2.1 Affiliate means any person controlling, controlled by or under common control with the Company.

      2.2 Award means any award made under the Plan.

      2.3 Award Agreement means a written agreement or other document specifically setting forth the terms and conditions of an Award.

      2.4 Board means the Board of Directors of the Company.

      2.5 Code means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a particular section of the Code shall include any subsequently enacted successor provision thereto.

      2.6 Fair Market Value means if the Shares are then listed and traded on a registered national or regional securities exchange, or quoted on The National Association of Securities Dealers' Automated Quotation System (including The Nasdaq Stock Market's National Market), the average closing price of a Share on such exchange or quotation system for the five trading days immediately preceding the date of grant of an Option, or, if Fair Market Value is used herein in connection with any event other than the grant of an Option, then such average closing price for the five trading days immediately preceding the date of such event. If the Shares are not traded on a registered securities exchange or quoted in such a quotation system, the Board shall determine the Fair Market Value of a Share.

      2.7 Non-Employee Director means a member of the Board who is not an employee of the Company or any Affiliate.

      2.8 Option means an option granted under the Plan, which Option shall not be an incentive stock option within the meaning of Section 422 of the Code.

      2.9 Participant shall mean any Non-Employee Director receiving an Award.

      2.10 Plan means the IMC Mortgage Company Outside Directors' Option Plan as set forth herein, and as the same may be amended from time to time.


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      2.11 Rule 16b-3 means Rule 16b-3 as promulgated by the Securities and
Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time, and any successor rule.

      2.12 Shares mean the shares of common stock of the Company and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4.3 of the Plan.

      2.13 Spread means the Fair Market Value of a Share as of the date of exercise of an Option less the exercise price of the Option.

Article III Administration

      3.1 Self-Governing Plan. The Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii), and accordingly is intended to be self-governing. To this end, the Plan requires no discretionary action by any administrative body with regard to any grant of Options under the Plan. To the extent, if any, that any questions of interpretation arise, these shall be resolved by the Board.

Article IV Shares

      4.1 Number of Shares Available. Subject to Section 4.3, the maximum number of Shares which may be issued under the Plan and as to which Awards may be granted is 65,000 Shares.

      4.2 Shares Subject to Terminated Awards. The Shares covered by any unexercised portions of terminated Options may again be subject to new Awards. In the event the exercise price of an Option is paid in whole or in part through the delivery of Shares or the surrender of an unexercised Option, the gross number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of Awards under the Plan.

      4.3 Adjustments. In the event that the Board shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards, (ii) the number and type of Shares subject to outstanding Awards, and (iii) the exercise price with respect to any Award. In addition, in the event the Company or any Affiliate shall assume outstanding awards or the right or obligation to make future awards in connection with the acquisition of another business or another corporation or business entity, the Board may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards granted to Participants as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted to Participants. The Board also may make such other adjustments as it deems necessary to take into consideration any other event (including accounting changes) if the Board determines that such adjustment is appropriate to avoid distortion in the operation of the Plan. However, in each case, Awards shall only be

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subject to such adjustments as shall be necessary to maintain the proportionate interest of the Participant and preserve, without exceeding, the value of the Awards.

      4.4 Assumption of Industry Mortgage Company, L.P. Awards. By the adoption of the Plan, the Company hereby agrees to assume the options granted to Non-Employee Directors by Industry Mortgage Company. L.P., a Delaware limited partnership (the "Partnership"), as set forth in Exhibit 4.4-1, such assumption to be effective simultaneously with the acquisition by the Company of all the limited partnership interests in the Partnership and all the stock of the Partnership's general partner; provided, however, that such assumption shall be rescinded in the event of, and simultaneously with, the rescission of such acquisition by the Partnership pursuant to the terms of a Pre-IPO Agreement dated as of March 28, 1996 among the partners of the Partnership and the sole shareholder of the Partnership's general partner. The options so assumed shall be Options to purchase the number of Shares set forth opposite each grantee's name. Such Options shall have the same expiration date, vesting schedule and termination provisions as the Partnership options so assumed, shall have an exercise price (adjusted pursuant to Section 4.3) as set forth on Exhibit 4.4-1 and shall be evidenced by Award Agreements in the form attached as Exhibit 4.4-2. Each Participant whose Partnership options are so assumed by the Company shall be deemed to have released the Partnership from the Partnership's obligations with respect to such options, and the Partnership's option plan shall be deemed terminated.

Article V Stock Options

      5.1 Automatic Grant. Options shall be granted as follows:

      (a) Grant. On the date on which a Non-Employee Director, other than a Non-Employee Director whose Options have been assumed by the Company pursuant to
Section 4.4, first becomes a member of the Board, such Non-Employee Director shall automatically be granted an Option to purchase 6,466 Shares.

      (b) Exercise Price. The exercise price per Share purchasable under an Option shall be 100% of the Fair Market Value of the Share as of the date of grant of such Option.

      (c) Term. Each Option shall expire and all rights thereunder shall end at the expiration of ten years after the date on which it was granted, subject to early termination as provided herein. If the Participant ceases to be a member of the Board for any reason other than death or disability, the Participant's Option shall be automatically canceled as of the date that the Participant ceases to be a director of the Company. If a Participant ceases to be a member of the Board by reason of death or disability, the Participant (or the Participant's personal representative) may exercise the Participant's Option for a period of one year after the date of such termination to the extent it was vested on the date of termination; provided, however, that such Option has not expired prior to such exercise. For purposes hereof, "disability" shall mean a total and permanent disability as determined by the Board.

      (d) Exercise. A Participant may exercise an Option in whole or in part from time to time as follows: (i) the Option may be exercised to the extent of 60% of the Shares subject to the Option beginning on the date of grant and may be exercised to the extent of an additional 20% of the Shares subject to such Option beginning on each of the first and second anniversaries of the date of grant. The Participant shall deliver written notice of exercise to the Company stating the number of Shares as to which the Option is being exercised, together with the exercise price.


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      (e) Payment of Exercise Price. No Shares shall be delivered upon the exercise of an Option until the exercise price therefor shall have been paid in full. The exercise price of an Option shall be paid in cash, by the surrender of that number of Shares having a Fair Market Value as of the date of exercise equal the exercise price, by the surrender of the unexercised, vested portion of the Option as to that number of underlying Shares for which the Spread is equal to the exercise price, or any combination of the foregoing. Payment also may be made in accordance with a cashless exercise program under which, if so instructed by the Participant, Shares may be issued directly to the Participant's broker upon receipt of the option price in cash from the broker.

Article VI Terms Applicable to All Awards Granted Under the Plan

      6.1 Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement containing provisions setting forth the terms of the Award. If there is any conflict between the provisions of an Award Agreement and the terms of the Plan, the terms of the Plan shall control.

      6.2 Acceleration. The Board is authorized to accelerate the exercisability of any Option in its discretion, including, without limitation, upon a change of control of the Company (as determined by the Board), the sale by the Company of all or substantially all its assets to an unrelated party, or the liquidation and dissolution of the Company.

      6.3 Limitations on Transfer of Awards. Except as determined otherwise by the Board, the rights and interest of a Participant under the Plan may not be assigned, alienated, sold, or transferred other than by will or the laws of descent and distribution; provided, however, that a Participant may at the discretion of the Board be entitled to designate a beneficiary or beneficiaries to exercise his or her rights with respect to any Award upon the death of the Participant and to transfer an Award without consideration to such Participant's children, grandchildren and/or spouse (or to one or more trusts for the benefit of any such family members or to one or more partnerships in which any such family members are the only partners). Except as determined otherwise by the Board or except to the extent that a transfer of an Award has been permitted hereunder by the Board, during the lifetime of a Participant, only the Participant personally, or if permissible under applicable law, such individual's guardian or legal representative, may exercise rights under the Plan. No Award, and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

      6.4 Taxes. The Company shall be entitled, if the Board deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company in connection with such Participant's Award, and the Company may defer the issuance of Shares upon the exercise of an Award unless indemnified to its satisfaction against any liability for any such tax. The Board may prescribe one or more methods by which the Participant will be permitted or required to satisfy his or her tax withholding obligation, which methods may include, without limitation, the payment of cash by the Participant to the Company and the withholding, at the appropriate time, of a number of Shares sufficient, based upon the Fair Market Value of such Shares, to satisfy such tax withholding requirements.


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      6.5 Rights and Status of Recipients. Neither the Plan nor the grant of an
Award to a Non-Employee Director shall confer any right on such Non-Employee Director to continue as a director of the Company.

      6.6 Awards Not Includable for Benefit Purposes. Income recognized by a Participant pursuant to the Plan shall not be included in the determination of benefits under any benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

      6.7 Share Certificates; Representation by Participants; Registration Requirements. All certificates for Shares delivered pursuant to the exercise of any Award shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities Exchange Commission and any applicable federal or state securities laws, and legends may be put on any such certificates to make appropriate reference to such restrictions. The Board may require each Participant to represent to the Company in writing that such Participant is acquiring Shares without a view to the distribution thereof. Each Award shall be subject to the requirement that, if at any time (i) the registration or qualification of Shares relating to such Award on any securities exchange or under any state or federal securities laws, or (ii) the approval of any securities exchange or regulatory body is necessary or desirable as a precondition thereto, the exercise of such Award may not be consummated unless such listing, registration, qualification or approval shall have been effected.

Article VII   Amendment and Termination

      7.1 Amendment. The Board may amend, alter, suspend, discontinue, or terminate the Plan at any time; provided, however, that (i) no amendment, alteration, suspension, discontinuation or termination of the Plan shall in any manner (except as otherwise provided in this Article VII) adversely affect any Award, without the consent of the Participant, (ii) no amendment shall be made without shareholder approval if such approval would be required to comply with Rule 16b-3 and (iii) the provisions of Sections 5.1(a) and 5.1(b) shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder. It is intended that the Plan be administered in compliance with Rule 16b-3 so long as the Company shall have a class of equity securities registered under Section 12 of the Exchange Act. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply therewith. The Board is authorized to amend the Plan and to make any modifications to Award Agreements to comply with Rule 16b-3 and to make any other amendments or modifications deemed necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3. Without limiting the foregoing, the Board may amend the Plan or any Award Agreement to take advantage of any simplifications or liberalizing provisions added by amendment to Rule 16b-3.

      7.2 Termination. The Plan shall terminate at the close of business on the tenth anniversary of the effective date, provided, however, the Board shall have the right and the power to terminate the Plan at any time prior thereto. No Award shall be granted under the Plan after such termination, but such termination shall not have any other effect, and any Award outstanding at the time of such termination may be exercised after termination at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.


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Article VIII General Provisions

      8.1 Effective Date of the Plan. The Plan shall be effective as of the date of its adoption by the Board, subject to approval of the Plan by the Company's shareholders within one year thereafter by a majority of the votes cast at a duly held meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding stock is present, either in person or by proxy, and in a manner that satisfies the requirements of Rule 16b-3. In the event that the Plan is not so approved within such one-year period, all Awards granted under the Plan shall be null and void.

      8.2 Unfunded Status of Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any right by virtue of a grant under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

      8.3 Miscellaneous. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the state of Florida and applicable federal laws. Section headings are used in the Plan for convenience only, do not constitute a part of the Plan, and shall not be deemed in any way to be relevant to the interpretation of the Plan or any provision thereof. Whenever possible, each provision in the Plan and every Award shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of the Plan and every other Award shall remain in full force and effect.




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                                 EXHIBIT 4.4-1

                             OPTIONS ASSUMED FROM
                        INDUSTRY MORTGAGE COMPANY, L.P.



                                                        No. of Shares
      Non-Employee Director                          Subject to Options
      ---------------------                          ------------------

      Joseph P. Goryeb, Sr.                                 6,466

      Mitchell W. Legler                                    6,466

      Allen D. Wykle                                        6,466



All Options listed hereon have an exercise price of $4.70 per share.


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                                 EXHIBIT 4.4-2

                            FORM OF AWARD AGREEMENT






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                              IMC MORTGAGE COMPANY

                              NON-EMPLOYEE DIRECTOR
                      NON-QUALIFIED STOCK OPTION AGREEMENT

                             (Assumption Agreement)


      THIS AGREEMENT, dated as of this _____ day of _______________, 1996, between IMC Mortgage Company, a Florida corporation (the "Company"), and the person whose signature is set forth on the signature page hereof ("Director").

                                    RECITALS

      WHEREAS, the Company has adopted the IMC Mortgage Company Outside Directors' Option Plan (the "Plan") which provides for the automatic grant of options to non-employee directors of the Company;

      WHEREAS, Director is an outside director of the Company and in such capacity is in a position to contribute materially to the continued growth and development and the future financial success of the Company;

      WHEREAS, the Plan provides for the grant to outside directors of options to purchase common stock of the Company on the terms and conditions specified therein to provide a means for outside directors to participate in the future growth of the Company and to increase their incentive and personal interest in the continued success and growth of the Company; and

      WHEREAS, Director holds an option to purchase a limited partnership interest in Industry Mortgage Company, L.P., a Delaware limited partnership (the "Partnership") which has been acquired by the Company, and the Company wishes to grant Director an option to acquire an equity interest in the Company through the Company's assumption of Director's existing option from the Partnership (the "Partnership Option");

      NOW, THEREFORE, the parties agree as follows (any capitalized terms used herein but not defined herein shall have the respective meanings given in the
Plan):


1. Option.

            (a) Assumption. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby assumes the Partnership Option, as modified herein, and agrees that from the date hereof Director shall have a Non-Qualified Stock Option to purchase all or any part of the Shares set forth on the signature page hereof, at the exercise price set forth on the signature page hereof. By the acceptance hereof, Director hereby releases the Partnership from its obligations under the Partnership Option and agrees that from and after the date of this Agreement,



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the Partnership Option shall be null and void, provided, however, that this
Agreement shall be rescinded and the Partnership Option shall be deemed to have remained in full force and effect in the event that the Company's acquisition of the Partnership shall be rescinded, as provided in Section 4.4 of the Plan.

            (b) Term. The term of the Option shall expire at 11:59 p.m. on December 2, 2005, which is the tenth anniversary of the date of grant of the Partnership Option.

            (c) Vesting. The Option shall be exercisable only prior to the expiration date, and then only as set forth in the following table:

                                Cumulative Number of Shares
Date                            as to which Option is Exercisable
- ----                            ---------------------------------
Date of this Agreement                          60%
December 2, 1996                                80%
December 2, 1997                               100%

If Director's term of office as a director is terminated for any reason other than death or disability, all unvested Options held by Director shall thereupon be automatically canceled.

      2. Exercise.

            Director may, subject to the limitations of this Agreement and the Plan, exercise all or any portion of the Option by providing written notice of exercise to the Company specifying the number of Shares with respect to which the Option is being exercised accompanied by payment of the exercise price for such Shares. The exercise price shall be paid in cash, by the surrender of Shares having a Fair Market Value equal to the exercise price, by the surrender of the unexercised, vested portion of the Option as to which the Spread (as hereinafter defined) is equal to the exercise price, or any combination of the foregoing. "Spread" means the Fair Market Value of the underlying Shares less the exercise price.

      3. Termination by Reason of Death or Disability.

            If Director's term of office as a director terminates by reason of death or disability, Director (or his or her personal representative) may exercise any portion of the Option which has vested pursuant to Section 1 hereof for a period of one year after the date of such termination and not thereafter; provided, however, that no Option or portion thereof shall be exercisable after it has expired pursuant to Section 1 hereof. For purposes of this Agreement, the term "disability" shall mean a total and permanent disability as determined by the Committee in its sole discretion.

      4. Change of Control. In the event of a Change of Control, any unvested portion of the Option shall vest in full. Change of Control means: (i) the adoption of a plan of reorganization, merger, share exchange or consolidation of the Company with one or more other corporations or other entities as a result of which the holders of the Shares as a group would receive


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less than fifty percent (50%) of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity; (ii) the adoption of a plan of liquidation or the approval of the dissolution of the Company;
(iii) the approval by the Board of an agreement providing for the sale or transfer of the assets of the Company; or (iv) the acquisition of more than [twenty percent (20%)] of the outstanding shares by any person within the meaning of Rule 13(d)(3) under the Securities Exchange Act of 1934 if such acquisition is not preceded by a prior expression of approval by the Board.

      5. Nonalienation. Director shall have no rights to sell, assign, transfer, pledge, assign or otherwise alienate the Option under this Agreement, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and any such attempted sale, assignment, transfer, pledge or other conveyance shall be null and void. The Option shall be exercisable during the Director's lifetime only by the Director (or his or her legal representative).

      6. Limited Interest.

            (a) The grant of the Option shall not be construed as giving Director any interest other than as provided in this Agreement.

            (b) Director shall have no rights as a shareholder as a result of the grant of the Option, until the Option is exercised, the exercise price is paid, and the Shares issued thereunder.

            (c) The grant of the Option shall not confer on Director any right to continue as a director of the Company nor interfere in any way with the right of the Company's shareholders to remove the Director at any time.

            (d) The grant of the Option shall not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger, consolidation or business combination of the Company, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the Shares or the rights of the holders thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other Company act or proceeding, whether of a similar character or otherwise.

      7. Incorporation by Reference. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the Plan shall govern.

      8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.



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      9. Amendment. This Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the parties thereto.

                                    IMC MORTGAGE COMPANY


                                    By:_______________________________
                                    Its:______________________________
                                         ("Company")



                                    __________________________________
                                    Name:_____________________________
                                          ("Director")




Number of Shares issuable upon exercise
of Option in full: 6,466

Exercise price: $4.70 per Share




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